Exhibit 10.15

ACHAOGEN, INC.

CHANGE IN CONTROL PLAN

EFFECTIVE MARCH 8, 2012

This Achaogen, Inc. Change in Control Plan (this “Plan”) sets forth certain accelerated vesting benefits available to the Covered Employees (as defined below) of Achaogen, Inc. (the “Company”) in the event of the consummation of a Change in Control (as defined below) of the Company pursuant to a definitive agreement entered into by the Company or its stockholders on or prior to December 31, 2014 (an “Acquisition Agreement”).

1. General Eligibility. You will only be eligible to participate in this Plan if you are employed on a full-time basis by the Company immediately prior to the Company’s entry into an Acquisition Agreement (a “Covered Employee”).

2. Accelerated Vesting Benefit. If you are a Covered Employee and the Company consummates a Change in Control pursuant to an Acquisition Agreement, then subject to you delivering a general release of all claims against the Company in a form acceptable to the Company (a “Release”) that becomes effective and irrevocable within sixty (60) days following the consummation of such Change in Control, then the vesting, exercisability and/or lapsing of restrictions with respect to each Equity Award (as defined below) held by you shall accelerate in full with respect to one hundred percent (100%) of the shares of Company common stock subject thereto, such acceleration to be effective as of immediately prior to the consummation of such Change in Control.

3. Definitions. For the purposes of this Plan, the following terms shall have the following meanings:

a. Change in Control. “Change in Control” means (i) any acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company or its stockholders is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, or (ii) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of the Company.

b. Equity Award. “Equity Award” means a stock option, restricted stock, restricted stock unit, stock appreciation right or other equity-based award held by a Covered Employee as of immediately prior to a Change in Control.

c. Plan Administrator. “Plan Administrator” means the Board of Directors of the Company.

4. Effective Date of Plan/Amendment. This Plan shall be effective as of March 8, 2012 (the “Effective Date”) and shall automatically terminate on December 31, 2014 in the event an Acquisition Agreement is not entered into on or prior to such date. Otherwise, the Plan Administrator shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason), provided, that no amendment or termination of the Plan shall impair any rights of or obligations to any Covered Employee under this Plan unless such Covered Employee expressly consents to such amendment or termination.

5. Plan Administration. The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. All actions taken and all determinations made in good faith by the Plan Administrator will be final and binding on all persons claiming any interest in or under this Plan.

6. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under the Plan and agree expressly to perform any of the Company’s obligations under the Plan. For all purposes under the Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law and shall include any successor by merger, consolidation or stock purchase. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.

8. No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than covered employees and the Company.

9. Governing Law. This Plan shall be interpreted, administered, and enforced in accordance with the statutes and common law of the State of California, excluding any that mandate the use of another jurisdiction’s laws.

10. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

2